TO:	MANCHESTER MANAGEMENT LLC

CC:	ADHEREX TECHNOLOGIES INC. (the “Company”)

DATE:	NOVEMBER 14, 2013

WHEREAS the undersigned stockholder of the Company (the “Stockholder”) understands that, subject to regulatory approval, the Company proposes to issue to Manchester Management LLC (“Manchester”), persons associated with Manchester, and 683 Capital Management LLC (collectively, the “Investors”), and the Investors propose to purchase from the Company, an aggregate of 4,000,000 units, at a price of $0.40 per unit, for total gross proceeds of $1,600,000 (the “Offering”), with each unit being comprised of one common share and one five-year warrant to purchase a common share at an exercise price of $0.50 per share (“Units”);

AND WHEREAS the Stockholder further understands that, subject to regulatory and shareholder approval, the Company proposes to effect the following on or about the time of the Company’s next annual and special meeting of stockholders to be held as soon as practicable following availability of the Company’s audited financial statements for the fiscal year ended December 31, 2013 and in any event prior to June 30, 2014 (the “Annual Meeting”):

(a)          offer to holders of warrants issued by the Company on or about April 30, 2010 and on or about March 29, 2011 (collectively, “Outstanding Warrants”) a right to exchange such Outstanding Warrants for new unlisted warrants (“New Warrants”) on a one New Warrant-for- ten Outstanding Warrants basis, with the New Warrants having an exercise price per common share of $0.50 and otherwise having the same terms as the applicable series of Outstanding Warrants (for the avoidance of doubt, the foregoing exchange ratio and exercise price of the New Warrants is before giving effect to the proposed stock consolidation referred below) (the “Warrant Exchange”);

(b)          consolidate its common shares on a one-for-up to ten basis (the “Consolidation”); and

(c)          the election of up to two nominees of Manchester to the board of directors of the Company (“Nominee Election”); and

(d)          change the Company’s name to a name to be determined by the board of directors of the Company (the “Name Change” and together with the Nominee Election, the Warrant Exchange and the Consolidation, the “Special Business”).

AND WHEREAS, as a condition to the completion of the Offering, Manchester has requested that the Stockholder make the covenants set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder covenants and agrees as follows:

1.          The Stockholder hereby approves and consents to the Offering, and the Stockholder agrees to vote all common shares, including any common shares issued to it pursuant to the exercise of any Outstanding Warrants, owned or controlled by it (collectively, the “Stockholder’s Shares”) and execute and deliver all documents as may be required by the Toronto Stock Exchange to evidence such approval.

2.          The Stockholder agrees to vote Stockholder’s Shares at the Annual Meeting to approve the Special Business.

3.          Subject to shareholder and regulatory approval, the Stockholder hereby agrees to exchange the Outstanding Warrants owned or controlled by it (collectively, the “Stockholder’s Warrants”) for New Warrants in accordance with the Warrant Exchange.

4.          The provisions of this undertaking shall be binding upon the successors in interest to any of the Stockholder’s Shares or Stockholder’s Warrants (collectively, the “Stockholder’s Securities”). The Stockholder shall not transfer of any of the Stockholder’s Securities unless and until the person to whom such security is to be transferred shall have executed a written undertaking, substantially in the form of this undertaking, pursuant to which such person agrees to be bound by all the provisions hereof.

5.          This undertaking shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety: (a) if the Special Business is approved at the Annual Meeting, upon exchange of all Stockholder’s Warrants for New Warrants in accordance with the Warrant Exchange; (b) June 30, 2014; (c) upon completion of the Annual Meeting, if none of the Special Business is presented to the Annual Meeting or none of the Special Business is approved by the shareholders at the Annual Meeting; (d) the date of the closing of a sale, lease, or other disposition of all or substantially all of the Company’s assets or the Company’s merger into or consolidation with any other corporation or other entity, or any other corporate reorganization, in which the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction; or (e) the date as of which the Company, Manchester and the Stockholder terminate this undertaking by written agreement amongst them.

6.          The Stockholder understands that it is impossible to measure in money the damages which will accrue to Manchester and the Company by reason of a failure by the Stockholder to perform any of its obligations hereunder and agrees that the terms of this undertaking shall be specifically enforceable.

7.          This undertaking, and the rights and obligations of the Company, Manchester and the Stockholder hereunder, shall be governed by and construed in accordance with the laws of the Province of British Columbia, Canada.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, the Stockholder has executed this undertaking as of the date first above written.

683 Capital Partners, LP
Name of Stockholder

By: